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                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF REGISTRANT



                         Datasouth Computer Corporation,
                             a Delaware corporation

                   Datasouth International Sales Corporation,
                       a U.S. Virgin Islands corporation,
               and a subsidiary of Datasouth Computer Corporation


                        Datasouth International, Limited,
               a corporation organized under the laws of England, and a subsidiary of Datasouth Computer Corporation